EXHIBIT 99

  FOR IMMEDIATE RELEASE              Contact:  Charles R. Ofner
                                               (713) 496-5000


       August  23,  1995,  Houston,  Texas....Reading  &  Bates
  Corporation (NYSE: RB) announced that Enserch Exploration, Inc. has awarded the third-generation semisubmersible M. G. HULME, JR. a firm three year development drilling contract for use of the HULME for the Green Canyon 254 and other projects in up to 1000 meters of water. The three year period will begin once the upgrade of the unit from its current 850 meter water capacity to 1000 meters is completed. Based on drilling operations underway now for Enserch and delivery of the long lead equipment, the rig would be expected to enter a shipyard about mid February 1996 and complete the upgrade project about April 1, 1996. Under the terms of the drilling contract, the daily rates will be adjusted to reflect changes in operating costs from September 1, 1995, and Enserch will have the option to extend the term for an additional three year period under a gain sharing arrangement with Enserch.

       Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are very pleased to see this next leg of the Green Canyon 254 project fall into place and thus allow development drilling to get underway during the second quarter of 1996. Meanwhile, Reading & Bates Development Co. is continuing with the design of the conversion of Rig 41 to floating production service, so the overall project is proceeding quite satisfactorily."

       Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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